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[PricewaterhouseCoopers Letterhead]                                Exhibit 15.1



                                AWARENESS LETTER

January 26, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 19, 1999, except with respect to the matters discussed in Notes 7.d and 8 which is as of December 23, 1999, on our review of interim consolidated financial information of Grupo Iusacell, S.A. de C.V. and subsidiaries as of September 30, 1999 and 1998 and for the nine-month periods then ended is included in this Registration Statement dated January 26, 2000.


Yours very truly,






PricewaterhouseCoopers




By: Juan Manuel Ferron Solis